Exhibit 10.1
LOAN AGREEMENT
BETWEEN
HILAND HOLDINGS GP, LP
AS BORROWER
AND
COPPERMARK BANK
AS THE BANK
NOVEMBER 23, 2009

LOAN AGREEMENT
     This Loan Agreement (the “Loan Agreement”) is made November 23, 2009 by and between HILAND HOLDINGS GP, LP, a Delaware limited partnership (the “Borrower”), and COPPERMARK BANK, an Oklahoma state banking association (the “Bank”).
WITNESS:
     WHEREAS, the Borrower has requested a Loan, as hereinafter defined, for payment of Borrower’s loan from Security National Bank of Enid, for attorney and other professional fees, for other general operating expenses and for payment of advances, if any, under a loan from Harold Hamm to the Borrower in the amount of $1,500,000.00 and has made, executed and delivered that certain advancing line of credit promissory note of even date herewith (the “Note”). To secure the Note, Borrower has executed and delivered to the Bank a pledge and security agreement pledging as security for the Loan its common units and subordinated units in Hiland Partners, LP.
     WHEREAS, subject to the terms and conditions of this Loan Agreement, and in reliance upon the representations and warranties made by Borrower herein, the Bank agrees to make the Loan
     NOW, THEREFORE, in consideration of the foregoing premises, the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party hereto agrees as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Advance” means an advance of funds by the Bank to the Borrower under the Note.
     “Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be:
          (a) “controlled by” any other Person if such other Person possesses, directly or indirectly, power: (i) to vote 10% or more of the securities having at the time of any determination hereunder voting power for the election of directors of such Person; or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise; or
          (b) “controlled by” or “under common control with” such other Person if such other Person is the executor, administrator, or other personal representative of such Person.
     Without limitation, each unit holder holding 10% or more of the securities of the Borrower and each Subsidiary of the Borrower and each subsidiary of any subsidiary of the Borrower shall be considered an Affiliate of the Borrower. Notwithstanding the foregoing or anything contained herein to the contrary, in no event shall Continental Resources, Inc. or any of it affiliates or subsidiaries be considered an “Affiliate” of Borrower for purposes of this Agreement.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close.
     “Change in Control” shall be deemed to have occurred if (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Borrower occurs; (b) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities

Exchange Act of 1934, as amended (the “Exchange Act”), or two or more persons acting in concert, (i) is or becomes, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of the Borrower that represent 33% or more of the combined voting power of the Borrower’s then outstanding securities, or (ii) acquires the power (whether or not exercised) to elect a majority of the members of the Borrower’s Board of Directors.
     “Closing Date” means the date of this Agreement.
     “Contested in Good Faith” means a matter (a) which is being Contested in Good Faith by or on behalf of any Person, by appropriate and lawful proceedings diligently conducted, reasonably satisfactory to the Bank, and for which a reserve has been established in an amount so that no Material Adverse Effect occurs, (b) in which foreclosure, distraint, sale, forfeiture, levy, execution or other similar proceedings have not been initiated or have been stayed and continue to be stayed, and (c) in which a Good Faith contest will not materially detract from the value of the Collateral, materially jeopardize the rights of the Bank or the Borrower with respect thereto, materially interfere with the operation by the Borrower of its business, or otherwise have a Material Adverse Effect.
     “Controlled Group” means the Borrower and any corporation, trade or business that is, along with the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses as described in sections 414(b) and 414(c), respectively, of the Code or in section 4001 of ERISA.
     “Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations promulgated thereunder and under the Internal Revenue Code, in each case as in effect from time to time. References to sections of ERISA also refer to successor sections.
     “ERISA Event” means, with respect to the Borrower or any Subsidiary, (a) a Reportable Event (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under regulations issued under section 4043 of ERISA), (b) the withdrawal of the Borrower or any Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA if such withdrawal would have a Material Adverse Effect on the Borrower, or on the Borrower and its Subsidiaries taken as a whole, (c) the filing of a notice of intent to terminate a Plan under a distress termination or the treatment of a Plan amendment as a distress termination under section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC under section 4042 of ERISA, (e) the failure to make required contributions which would result in the imposition of a Lien under section 412 of the Code or section 302 of ERISA, or (f) any other event or condition which might reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
     “Events of Default” has the meaning specified in Section 7.1.
     “Executive Officer” means, as to any Person, the president, the chief financial officer, the chief executive officer, the general counsel, the treasurer or the secretary.
     “Existing Indebtedness” means the Indebtedness of the Borrower or any Subsidiary reflected on Schedule 1.1 attached hereto.
     “Financial Statements” means statements of the financial condition of the Borrower (compiled) at the point in time and for the period indicated in Section 5.1 and consisting of at least a balance sheet, statement of income, statement of cash flow and related statements of operations, membership units and other equity, all of which shall be prepared as determined, recognized and classified using GAAP, as and when applicable in comparative form with respect to the corresponding period of the preceding fiscal period or as otherwise required by Bank.
     “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Indebtedness” shall mean, with respect to any Person, without duplication, (a) all liabilities which would appear on a balance sheet of such Person prepared, recognized and classified using the accounting principles currently used by the Borrower, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes or such similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money, and (d) all obligations of others, to the extent any such obligation is secured by a Lien, except a Permitted Lien, on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien).
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
     “Law” means all ordinances, statutes, rule, regulations, orders, injunctions, policies, writs or decrees of any Governmental Authority or political subdivision or agency thereof or any court or similar entity or tribunal established by any thereof.
     “Lien” means, when used with respect to any Person, any interest in any real or personal property, asset or other right held, owned or being purchased or acquired by such Person for its own use, consumption or enjoyment which secures payment or performance of any obligation and shall include any mortgage, lien, pledge, encumbrance, charge, retained title of a conditional vendor or lessor, or other security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, retention of title, financing or similar statement or notice, or other encumbrance arising as a matter of law, judicial process or otherwise.
     “Loan Documents” means this Agreement, the Note, each Notice of Advance, the Pledge Agreement, and all other agreements, instruments, certificates, financing statements, documents, schedules or other written indicia delivered by the Borrower or any of its Subsidiaries or any other Person in connection with any of the foregoing.
     “Loan” means the loan from the Bank to Borrower in the principal amount of Five Million and No/100 Dollars ($5,000,000.00) as evidenced by the Note.
     “Material Adverse Effect” means, the occurrence of an event (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), which has or could reasonably be expected to have a materially adverse effect on (a) the assets, business, financial condition or operations of the Borrower and its Subsidiaries taken as a whole; or (b) the ability of the Borrower to perform any of its payment or other material obligations under any of the Loan Documents; or (c) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document that by its terms purports to bind the Borrower or any Subsidiary.
     “Obligations” means without duplication, (a) all indebtedness evidenced by the Note, and (b) all other obligations and liabilities of the Borrower to the Bank, now existing or hereafter incurred, whether arising under, out of or in connection with any Loan Document, and with respect to all of the foregoing to the extent that any of the same includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and remains unpaid at each relevant time.
     “Organization Documents” means, for any corporation or cooperative, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.
     “Permitted Indebtedness” means: (i) any accounts payable, taxes, insurance, operating expenses and all other general and administrative expenses of the Borrower incurred in the normal course of business operations, such obligations being in amounts and of the types as are consistent with those identified in the latest financial statements of the Borrower; (ii) any existing indebtedness secured by any Permitted Lien; (iii) any other Debt not to exceed $50,000 without prior written approval of the Bank, reasonably exercised; (iv) existing indebtedness which has been disclosed to the Bank from the Borrower to the partners of the Borrower so long as the promissory notes evidencing said indebtedness are subordinated; (v) any indebtedness pursuant to leases or lease purchase agreements in connection with the Borrower’s operations and (vi) any other Debt approved in writing by the Bank.
     “Permitted Liens” means (a) liens for Taxes incurred in the course of business (which are not yet due or are being Contested in Good Faith); (b) liens in connection with workers’ compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA) old-age pension or public liability obligations which are not yet due or are being Contested in Good Faith; (c) other Liens affecting the Collateral existing as of the Closing Date and disclosed on Schedule 4.15 attached hereto under the heading “Permitted Liens”; (d) liens created in favor of the Bank and other Liens expressly permitted under the Security Instruments; (e) liens arising in the ordinary course of business from pledges or deposits to secure public or statutory obligations, or deposits to secure (or in lieu of) surety, stay, appeal or customs bonds; encumbrances consisting of easements, zoning restrictions, of other restrictions on the use of property, provided that such encumbrances do not materially impair the use of such property for the purposes intended, and none of which are violated by existing or proposed structure or land use, and such other material encumbrances as have been disclosed to and approved by Bank in writing; (f) Good Faith deposits in connection with bids, tenders, contracts or leases, performance or other similar bonds; (g) liens arising from services or materials provided In the ordinary course of business that are being Contested in Good Faith; (h) statutory operators’, vendors’, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction, or other like liens with respect to obligations not overdue or being Contested in Good Faith, (i) contractual liens that arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being Contested in Good Faith, and (j) liens pursuant to leases or lease purchase agreements in connection with the Borrower’s operations.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
     “Plan” means any “employee pension benefit plan,” as such term is defined in ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan), and as to which any entity in the Controlled Group has or may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA for any time within the preceding five years or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.
     “Pledge Agreement” has the meaning specified in Section 3.1.1(e).
     “Pledged Collateral Market Value” means the cumulative value of the following in each case owned by the Borrower and its Subsidiaries: (a) the Hiland Common Units (as defined in Section 3.1.1(e) below), (b) the Hiland Subordinated Units (as defined in Section 3.1.1(e) below) and (c) any assets acquired after the Closing Date in which a security interest has been granted to the Bank and perfected, in each case, pursuant to the terms hereof. For purposes of this definition, the value of (i) the Hiland Common Units on any date shall be the closing price for such Hiland Common Units as reflected on the NASDAQ securities exchange on such date, (ii) the Hiland Subordinated Units on any date shall be deemed to equal 85% of the value of the Hiland Common Units on such date and (iii) the assets referred to in clause (c) above shall be the fair market value of such assets as reasonably valued by the Bank and subject to third-party verification as deemed necessary by the Administrative Agent.
     “Requirement of Law” for any Person means the Organization Documents of such Person, and any law, treaty, rule, ordinance or regulation or determination of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Subsidiary” means a Person of which the indicated Person and/or its other Subsidiaries, individually or in the aggregate, own, directly or indirectly, such number of outstanding shares or other equity interests as have at the time of any determination hereunder more than 50% of the ordinary voting power; provided that, Hiland Partners, LP, a Delaware limited partnership and its subsidiaries and Hiland Partners GP, LLC, a Delaware limited liability company and its subsidiaries shall not be considered “Subsidiary” for the purposes of this Agreement., “Subsidiary” means a direct or indirect Subsidiary of the Borrower.
     “Welfare Plan” means any “employee welfare benefit plan” as such term is defined in ERISA, as to which the Borrower has any liability.
     1.2 Computation of Periods. In this Agreement in the computation of periods from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
     1.3 Conventions. Unless otherwise defined or the context otherwise requires, all financial and accounting terms used herein or in any of the Loan Documents or any certificate or other document made or delivered pursuant hereto shall be defined in accordance with GAAP, as the context may require. When used in this Agreement, the term “financial statements” shall include the notes and schedules thereto, except that Borrower shall not be required to furnish notes and schedules with any Quarterly Statement. When used herein, the terms “best knowledge of” or “to the best knowledge of” any Person shall mean matters within the actual knowledge of such Person (or an Executive Officer or general partner of such Person) or which should have been known by such Person after reasonable inquiry. The definition of any agreement, instrument or document shall also include any amendment or modification of or supplement to the same. References to the Borrower or any Subsidiary shall also include its permitted successors and assigns.
     1.4 Schedules. In the event that the Borrower does not complete the Schedules attached hereto by either noting “None” or providing specific details, any blank Schedules shall be deemed to be a representation by the Borrower that “None” is the appropriate disclosure.
     1.5 Construction. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel, and no rule of construction shall apply hereto or thereto which would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document. All indemnification and release of liability provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving the indemnification or release of liability.
ARTICLE II
THE LOAN
     2.1. The Loan. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties made by the Borrower herein, the Bank agrees to extend the following Loan. From time to time hereafter, the Bank may make additional loans or financial accommodations to the Borrower and the terms of this Agreement shall apply to any such additional loans or financial accommodations.
          2.1.1 Advancing Line of Credit. The advancing line of credit to the Borrower shall be evidenced by this Agreement and by the Note in the face amount of Five Million and No/100 Dollars ($5,000,000.00) with interest as set forth therein and a maturity date of April 2, 2010. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT ALL UNPAID OUTSTANDING PRINCIPAL AND ACCRUED BUT UNPAID INTEREST AND ANY OTHER CHARGES SHALL BE DUE AND PAYABLE ON THE MATURITY DATE. NOTWITHSTANDING THE MATURITY DATE, THE NOTE SHALL BE DUE AND PAYABLE NO LATER THAN THE DATE OF ANY MERGER OF HILAND PARTNERS, LP, THE EFFECT OF WHICH IS THAT THE UNITS IN HILAND PARTNERS, LP BECOME PRIVATELY HELD AND ARE NO LONGER PUBLICLY TRADED. All computations by the Bank shall be conclusive and binding for all purposes absent manifest error. Both principal and interest are payable in lawful money of the United States of America and in immediately available funds.
          2.1.2 Use of Proceeds. The proceeds of the Loan shall be available, and the Borrower agrees that it shall use the Loan proceeds, for payment of Borrower’s loan from Security National Bank of Enid, for attorney and professional fees and other general operating expenses and for payment of a advances, if any, under a loan from Harold Hamm to the Borrower in the amount of $1,500,000.00.
          2.1.3 Fee. To compensate the Bank for the costs of the extension of credit hereunder, at closing, the Borrower shall pay a one-eighth percent (1/8%) fee on $5,000,000.00.
          2.1.4 Advances. All Advances shall be requested by the Borrower using the form of the Request for Advance attached hereto as Exhibit “2.3”.
          2.1.5 Notice of Advance. The Borrower shall give the Bank notice of borrowing prior to 12:00 noon CST at least one (1) day before the requested Advance. Each request shall be deemed a representation, warranty, acknowledgment and agreement by the Borrower as to the matters which are required for an Advance.
          2.1.6 Conditions Precedent to Advance. Each Advance is subject to the Bank’s reasonable approval and shall be subject to the following conditions. A waiver of any condition to any Advance shall not constitute a waiver as to any subsequent Advance.
               2.1.6.1 Representations and Warranties. With respect to each Advance, the representations and warranties of the Borrower under this Loan Agreement and in each Loan Document are true and correct in all material respects as of such date, as if then made.
               2.1.6.2 No Event of Default. No Event of Default shall have occurred and be continuing nor shall any event have occurred or failed to occur which, with the passage of time or service of notice or both would constitute an Event of Default under this Agreement or under the Note.

               2.1.6.3 Fees. All accrued fees and expenses of the Bank (including the accrued fees and expenses of counsel to the Bank) have been paid.
     2.2 Making of Payments. All payments (including prepayments) made by the Borrower on account of the Note shall be made to the Bank at its offices at 3333 N.W. Expressway, Oklahoma City, Oklahoma, or at P.O. Box 25676, Oklahoma City, Oklahoma 73125-0676, before 12:00 p.m., local time, in lawful money of the United States of America and in immediately available funds. If any payment under the Note shall be due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
     2.3 Maximum Lawful Interest. It is not the intention of the Bank or the Borrower to violate the laws of any applicable jurisdiction relating to usury or other restrictions on the maximum lawful interest rate. The Loan Documents and all other agreements between the Borrower and the Bank, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no event shall the interest paid or agreed to be paid to the Bank for use, forbearance or detention of money loaned, or for the payment or performance of any covenant or obligation contained herein or in any other Loan Document exceed the maximum amount permissible under applicable law. If from any circumstances the Bank shall ever receive anything of value deemed interest under applicable law which would exceed interest at the highest lawful rate, such excessive interest shall be applied to the reduction of the principal amount owing hereunder, and not to the payment of interest, or if such excessive interest exceeds any unpaid balance of principal, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Bank for the use, forbearance or detention of the Loan evidenced by the Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the affected Note until payment in full, so that the rate of interest on account of such Note is uniform throughout the term thereof. This Section 2.3 shall control every other provision of the Loan Documents and all other agreements between the Bank and the Borrower contemplated hereby.
     2.4 Prepayments. The Borrower shall have the right at any time, or from time to time, to prepay without premium or penalty, all or any part of the loan balance outstanding on the Note; provided however, that no such prepayment shall, until all Obligations are fully paid and satisfied, excuse the payment as it becomes due of any payment provided for herein. All prepayments made pursuant to this Section 2.4 shall be applied first to accrued and unpaid interest, any costs, and then to the principal balance.
     2.5 Pledge of and Security Interest in Accounts and Right of Offset or Lien. As security for the payment and/or performance hereunder, the Borrower hereby transfers, assigns, and pledges to the Bank and/or grants to the Bank a security interest in all funds of the Borrower now or hereafter or from time to time on deposit with the Bank, with such interest of the Bank to be retransferred, reassigned and/or released by the Bank, as the case may be, at the expense of the Borrower upon payment in full. The aforementioned lien shall not apply to funds contained in any account, including any drilling or escrow account, of the Borrower held for the benefit of or in trust for any third party including royalty, overriding royalty, or working interest owners other than Borrower. All remedies as secured party or assignee of such funds shall be exercisable, subject to applicable notice and cure periods provided in this Agreement, by the Bank upon the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, the Borrower hereby grants to the Bank the right, exercisable, subject to applicable notice and cure periods provided in this Agreement, at such time as any Obligation shall mature, whether by acceleration of maturity or otherwise, of offset or banker’s lien against all funds of the Borrower now or hereafter or from time to time on deposit with the Bank, to the extent of the Indebtedness regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof.

ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
     3.1. Conditions Precedent to Effectiveness of this Agreement. The obligations of the Bank to enter into this Agreement and to make the Loan are subject to the satisfaction of the following conditions precedent unless waived in writing by Bank:
     3.1.1 Receipt of Loan Documents and Other Items. The Bank shall have no obligation under this Agreement unless and until all matters incident to the consummation of the transactions contemplated herein, including, without limitation, the Bank shall have received, reviewed and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged, all in form and substance satisfactory in the Good Faith judgment of the Bank and dated, where applicable, of even date herewith or a date prior thereto (unless specifically noted below to the contrary) and acceptable in the Good Faith judgment of the Bank:
(a) Multiple original counterparts of this Agreement, as reasonably requested by the Bank;
(b) The Note executed by the Borrower;
(c) Copies of the organizational documents of the Borrower;
(d) Original of the authorization approving the borrowing, the Loan Documents and authorizing the transactions contemplated herein duly adopted by the Borrower, and that such authorization with respect to such transactions has not been amended, modified, or revoked in any respect, and is in full force and effect as of the date of such authorization;
(e) A pledge and security agreement, pledging 2,321,471 common units of Hiland Partners, LP, a Delaware limited partnership (the ‘Hiland Common Units”) and 3,060,000 subordinated units of Hiland Partners, LP, a Delaware limited partnership (the “Hiland Subordinated Units”), all owned by the Borrower, in form and substance acceptable to the Bank (as amended, the “Pledge Agreement”), duly executed by the Borrower.
(f) If required by the Bank, a security agreement, granting the Bank a first-priority security interest in the collateral described therein, in form and substance acceptable to the Bank (as amended, the “Security Agreement”), duly executed by the Borrower.
(g) Evidence that all other action that the Bank may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the Security Agreement, including, without limitation, the filing of Uniform Commercial Code financing statements and the delivery to the Bank of certificates covering the common units and subordinated units intended to be subject to a first-priority pledge under the terms of the Pledge Agreement together with executed stock powers.
(h) Certified copies of the resolutions of the Board of Directors of the Borrower approving the Loan Documents, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents.
(i) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of such party authorized to sign the Loan Documents and the other documents to be delivered hereunder, together with Organization Documents and Certificates of Good Standing.
(j) A copy of the draft audited Consolidated balance sheets of the Borrower and its Subsidiaries as of Fiscal Year ending December 31, 2008, and the related Consolidated statements of income and cash flows for such Fiscal Year all prepared in accordance with GAAP

(subject to normal year-end adjustments and except that footnote and schedule disclosure may be abbreviated), accompanied by the certification of the chief executive officer, chief financial officer or treasurer of the Borrower that to the best knowledge and belief of the Borrower all such financial statements are complete and correct and present fairly in accordance with GAAP (subject to normal year-end adjustments) the Consolidated results of operations and cash flows of the Borrower as at the end of such Fiscal Year and that the audited version of such financial statements will not be materially different.
(k) A copy (certified by the Borrower as true and complete) of the existing documents evidencing the Existing Indebtedness.
(l) The Bank shall have received any schedules (satisfactory to the Bank) to this Agreement, in form and substance satisfactory to the Bank.
(m) The Borrower shall have established a deposit account at the Bank.
(n) The Bank shall have received such other documents, or such other action shall have been taken, in connection with the foregoing, as the Bank may reasonably request.
     3.1.2 Representations and Warranties. The representations and warranties of the Borrower under this Agreement are true and correct in all material respects as of such date, as if then made.
     3.1.3 No Event of Default. No Event of Default shall have occurred and be continuing and no event shall have occurred or failed to occur which, with the passage of time or service of notice or both, would constitute an Event of Default.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     4. Representations and Warranties of the Borrower. To induce the Bank to enter into this Agreement and to make the Loan, the Borrower represents and warrants to the Bank (which representations and warranties shall survive the delivery of the Loan Documents) that:
     4.1 Due Authorization and Existence. The Borrower and each Subsidiary (i) is a corporation, limited liability company or partnership duly organized, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of formation, (ii) is duly qualified to do business and (to the extent applicable) in good standing in each jurisdiction where, because of the nature of its activities or properties, such qualification is required except where the failure to qualify would not have a Material Adverse Effect, (iii) has the requisite corporate power and authority and the right to own and operate its properties, to lease the property it operates under lease, and to conduct its business as now and proposed to be conducted, and (iv) has obtained all material licenses, permits, consents or approvals from or by, and has made all filings with, and given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct (including, without limitation, the consummation of the transactions contemplated by this Agreement) as to each of the foregoing, except where the failure to do so would not have a Material Adverse Effect. The execution, delivery and performance by the Borrower of the Loan Documents, and the consummation of the transactions contemplated thereby are within its respective corporate powers and have been duly authorized by all necessary corporate action (including, without limitation, shareholder approval, if required). The Borrower has received all other material consents and approvals (if any shall be required) necessary for such execution, delivery and performance, and such execution, delivery and performance do not and will not contravene or conflict with, or create a Lien or right of termination or acceleration under, any Requirement of Law or Contractual Obligation binding upon the Borrower. Each of this Agreement and each other Loan Document is (or when executed and delivered will be) the legal, valid, and binding obligation of such of the Borrower enforceable in accordance with such agreements’ respective term, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; provided that the Borrower assumes for purposes of this Section 4.1 that this Agreement and the other Loan Documents have been validly executed and delivered by each of the parties thereto other than the Borrower and its Subsidiaries.
     4.2 Consents, Conflicts and Creation of Liens. The execution and delivery by the Borrower of the Loan Documents and the performance (except upon the occurrence of an Event of Default) of the Obligations of the Borrower do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law which contravention or conflict would have a Material Adverse Effect, (c) contravene or conflict with any indenture, instrument or other agreement to which the Borrower is a party or by which any property of the Borrower may be presently bound or encumbered, or (d) result in or require the creation or imposition of any Lien in, upon or of any property of the Borrower under any such indenture, instrument or other agreement, other than the Loan Documents.
     4.3 Valid and Binding Obligations. All of the Loan Documents, when duly executed and delivered by the Borrower will be the legal, valid and binding obligations of the Borrower enforceable against the Borrower by the Bank in accordance with the respective terms, except as limited by equitable principles and applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar laws from time-to-time affecting the rights of creditors generally.
     4.4 Title to Collateral. All of the Collateral is free and clear of all Liens, except Permitted Liens, and the Borrower has good and indefeasible title to such Collateral.
     4.5 Liabilities, Litigation, and Restrictions. Other than as disclosed under the heading “Liabilities” on Schedule 4.5 hereto, the Borrower has no liabilities, direct or contingent, which may materially and adversely affect their respective business, operations or ownership of the Collateral. Except as set forth under the heading “Litigation” on Schedule 4.5 hereto, no Litigation of any nature affecting the Borrower is pending before any Tribunal or, to the best knowledge of the Borrower, threatened against or affecting the Borrower, as the case may be, which might reasonably be expected to result in any material impairment of its ownership of any Collateral or to have a Material Adverse Effect. No unusual or unduly burdensome restriction, restraint or hazard exists by contract, Requirement of Law, or otherwise relative to the business or operations of the Borrower or the ownership of a material portion of the Collateral other than such as relates generally to Persons engaged in business activities similar to those conducted by the Borrower.
     4.6 Authorizations and Consents. No authorization, consent, approval, exemption, franchise, permit or license of, or filing with, any Governmental Authority, Tribunal or any other Person is required to authorize, or is otherwise required in connection with, the valid execution and delivery by the Borrower of the Loan Documents, or any instrument contemplated hereby or thereby, the repayment by the Borrower of the Note and the interest and fees provided in the Loan Documents and this Agreement, or the performance (except in the Event of Default) by the Borrower of the Obligations.
     4.7 Compliance with Laws. The Borrower and the Collateral are in compliance in all material respects with all applicable law, rule, regulation, order or decree, including, without limitation, Environmental Laws and ERISA.
     4.8 Proper Filing of Tax Returns and Payment of Taxes Due. The Borrower has duly and properly filed all United States income tax returns and all other tax returns which are required to be filed by each, have paid all taxes due except such as are being Contested in Good Faith and as to which adequate provisions and disclosures have been made. The charges and reserves of the Borrower with respect to taxes and other governmental charges are adequate, and the Borrower has no knowledge of any deficiency or additional assessment in a material amount in connection with taxes, assessments, or charges not provided for on its books.

     4.9 Environmental Law. Except as disclosed on Schedule 4.9, under the heading “Environmental Matters”, the Borrower has not received notice or otherwise learned of (A) any Environmental Liability which could individually or in the aggregate have a Material Adverse Effect arising in connection with (i) any non-compliance with or violation of the requirements of any Environmental Law or (ii) the release or threatened release of any toxic or hazardous waste into the environment, (B) any threatened or actual liability in connection with the release or threatened release of any toxic or hazardous waste into the environment which could individually or in the aggregate have a Material Adverse Effect or (C) any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any toxic or hazardous waste into the environment for which the Borrower is or may be liable.
     4.10 No Material Misstatements. No information, exhibit, statement or report furnished to the Bank by or at the direction of the Borrower in connection with this Agreement contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein not misleading as of the date made or deemed made.
     4.11 Location of Business and Office. The principal place of business and chief executive office of the Borrower is located at 205 West Maple, Suite 1100, Enid, Oklahoma 73701, or at such other location as the Borrower may have, by proper written notice hereunder, advised the Bank.
     4.12 Security Instruments. The provisions of the Security Instruments are effective to create in favor of the Bank legal, valid and enforceable Liens, except as limited by equitable principles and applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization or similar laws from time-to-time affecting the rights of creditors generally, in all right, title and interest of the Borrower in the Collateral described therein, which Liens, assuming the accomplishment of recording and filing in accordance with applicable Laws prior to the intervention of rights of other Persons, shall constitute fully perfected first priority Liens on all right, title and interest of the Borrower in the Collateral described therein, subject to Permitted Liens.
     4.13 Defaults. The Borrower is not in default and no event or circumstance has occurred which, but for the passage of time or the giving of notice or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other agreement or instrument to which the Borrower is a party in any respect. No Event of Default hereunder has occurred and is continuing.
     4.14 Use of Proceeds; Margin Stock. The Borrower will use the proceeds of the Note solely for the purposes described herein. None of such proceeds will be used for the purpose of purchasing or carrying any “margin stock” as defined in Regulation U or Regulation X of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221), or for the purpose of reducing or retiring any debt which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of such Regulations. The Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any “margin stock” as defined in such Regulations, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulations. Neither the Borrower nor any Person acting on behalf of the Borrower, has taken or will take any action which might cause the Note hereunder or under any of the Security Instruments, including this Agreement, to violate said Regulations or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereafter be in effect.
     4.15 Liens. Except for Permitted Liens or as set forth on Schedule 4.15, the Collateral is free and clear of all Liens and encumbrances.
     4.16 Books of Account. All books of account of the Borrower and each Subsidiary fully and fairly disclose all of the transactions, properties, assets, investments, liabilities and obligations of the

Borrower and each such Subsidiary in all material respects and all of such books of account are in the possession of the Borrower and each such Subsidiary and are true, correct and complete in all material respects.
     4.17 Financial Statements. With respect to any representation and warranty which is deemed to be made after the date hereof by the Borrower, the balance sheet and statements of operations, of shareholders’ equity and of cash flow, which as of such date shall most recently have been furnished by or on behalf of the Borrower to the Bank for the purposes of or in connection with this Agreement or any transaction contemplated hereby, shall have been prepared in accordance with GAAP consistently applied (except as disclosed therein and, in the case of interim financial statements, for the absence of footnote disclosures), and shall present fairly the Consolidated financial condition of the corporations covered thereby as at the dates thereof for the periods then ended, subject, in the case of quarterly financial statements, to normal year-end audit adjustments. There has been no change in the business, assets, operations or financial condition of the Borrower or any Subsidiary which has had or could reasonably be expected to have a Material Adverse Effect from that shown on the Borrower’s audited consolidated financial statements dated September 30, 2009, the Subsidiaries’ Annual Statements dated December 31, 2008, all of which statements have been furnished to the Bank.
     4.18 Litigation and Contingent Liabilities. Except as set forth (including estimates of the dollar amounts involved) in Schedule 4.18, no claim, litigation (including, without limitation, derivative actions), arbitration, governmental investigation or proceeding or inquiry is pending or threatened against the Borrower or any of its Subsidiaries (i) which would, if adversely determined, have a Material Adverse Effect or (ii) which relates to any of the transactions contemplated hereby. Other than any liability incident to such claims, litigation or proceedings, the Borrower has no material Contingent Liabilities not provided for or referred to in the financial statements delivered pursuant to Sections 3.1.1(j) and 5.1.
     4.19 Employee Benefit Plans. All welfare plans and all pension plans, within the meaning of sections 3(1) and (2) of ERISA, respectively, to the knowledge of the Borrower, are maintained with respect to employees of the Borrower or its Subsidiaries.
     4.20 Accuracy of Information. All factual written information furnished heretofore or contemporaneously herewith by or on behalf of the Borrower or any of its Subsidiaries to the Bank for purposes of or in connection with this Agreement or any of the transactions contemplated hereby, as supplemented to the date hereof, is and all other such factual written information hereafter furnished by or on behalf of the Borrower or any of its Subsidiaries (including, without limitation, information such as notice of judgments involving the officers and directors of the Borrower and its Subsidiaries) to the Bank will be true and accurate in every material respect on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading.
     4.21 Taxes. Each of the Borrower and each of its Subsidiaries has filed all tax returns that are required to be filed by it, and has paid or provided adequate reserves for the payment of all material taxes, including, without limitation, all payroll taxes and federal and state withholding taxes, and all assessments payable by it that have become due, other than (a) those that are not yet delinquent or that are disclosed on Schedule 4.21 and are being contested in good faith by appropriate proceedings and with respect to which reserves have been established and are being maintained, in accordance with GAAP or (b) those which the failure to file or pay would not have a Material Adverse Effect. Except as set forth in Schedule 4.21, there is no ongoing audit or, to the Borrower’s knowledge, other governmental investigation of the tax liability of the Borrower or any of its Subsidiaries and there is no unresolved claim by a taxing authority concerning the Borrower’s or any such Subsidiary’s tax liability, for any period for which returns have been filed or were due. As used in this Section 4.21, the term “taxes” includes all taxes of any nature whatsoever and however denominated, including, without limitation, excise, import, governmental fees, duties and all other charges, as well as additions to tax, penalties and interest thereon, imposed by any government or instrumentality, whether federal, state, local, foreign or other.

     4.22 Compliance with Laws. Neither the Borrower nor any of its Subsidiaries, by virtue of consummating the transactions evidenced by the Loan Documents or otherwise, is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, if the effect of such violation could reasonably be expected to have a Material Adverse Effect and, to the best of the Borrower’s knowledge, no such violation has been alleged and each of the Borrower and its Subsidiaries (i) has filed in a timely manner all reports, documents and other materials required to be filed by it with any Governmental Authority, and the information contained in each of such filings is true, correct and complete in all material respects and (ii) has retained all records and documents required to be retained by it pursuant to any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, if the failure to so retain such records and documents could reasonably be expected to have a Material Adverse Effect.
     4.23 No Defaults. No event of default (or other event authorizing the creditor to accelerate indebtedness) has occurred under any credit agreement or other agreement.
ARTICLE V
COVENANTS OF THE BORROWER
     5. Affirmative Covenants. So long as any portion of any Loan or Advance shall remain unpaid or the Bank shall have any commitment to make an Advance hereunder, the Borrower will and will cause each of its Subsidiaries, as applicable, to:
     5.1 Financial Statements on the Borrower and Subsidiaries. As soon as available, and in no event later than 90 days of the end of each fiscal year, the Borrower shall deliver to the Bank a copy of its annual consolidated audited Financial Statement. As to Borrower, concurrent with the submission of a Financial Statement or a tax return, a Compliance Certificate executed by a Manager of Borrower stating that such Manager, after due inquiry, has no knowledge of a Default or an Event of Default.
     5.2 Additional Information. The Borrower shall furnish to the Bank, promptly upon the reasonable request of the Bank, such additional financial or other information concerning the assets, liabilities, operations and transactions of the Borrower as the Bank may from time to time reasonably request; and notify the Bank not less than ten (10) Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including, without limitation, any change in the state of organization.
     5.3 Notice of Default, Etc. Immediately after an Executive Officer of the Borrower knows or has reason to know of the existence of any Default or Event of Default, or any development or other information which would have a Material Adverse Effect, telephonic or e-mail notice specifying the nature of such Default or Event of Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing by the Borrower by certified or registered mail, recognized courier, hand delivery or telecopier within two (2) Business Days.
     5.4 Notice of Litigation and ERISA. Promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Borrower with respect thereto: (A) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding (including any Internal Revenue Service or Department of Labor proceeding with respect to any Plan or Welfare Plan) which could, if adversely determined, be reasonably expected to have a Material Adverse Effect and which is not Ordinary Course Litigation, (B) an ERISA Event, and an event with respect to any Plan which could result in the incurrence by the Borrower or any of its Subsidiaries of any material liability (other than a liability for contributions or premiums), fine or penalty, (C) the commencement of any dispute which might lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Loan Document or (D) any other event which could be reasonably expected to have a Material Adverse Effect.

     5.5 New Subsidiaries. Promptly upon formation or acquisition of any Subsidiary, written notice of the name, purpose and capitalization of such Subsidiary and whether such Subsidiary is a Material Subsidiary; and cause such Subsidiary, to become a party to the Guaranty, pledge the shares of such Subsidiary pursuant to the terms of the Pledge Agreement, and take such other actions in connection therewith, as may be requested by the Bank.
     5.6 Corporate Existence; Foreign Qualification. Do and cause to be done at all times all things necessary to (i) maintain and preserve (in the existing jurisdiction of incorporation) the corporate existence of the Borrower and each Material Subsidiary of the Borrower, and (ii) be, and ensure that each Material Subsidiary of the Borrower is, duly qualified to do business and (to the extent applicable) be in good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary unless the failure to be so qualified would not have a Material Adverse Effect.
     5.7 Books, Records, Inspections and Collateral. (i) Maintain, and cause each of its Subsidiaries to maintain, materially complete and accurate books and records in accordance with GAAP and in addition, with respect to each Subsidiary, (ii) permit, and cause each of its Subsidiaries to permit, access at reasonable times by the Bank to its books and records, (iii) permit, and cause each of its Subsidiaries to permit, the Bank or its designated representative to inspect during normal business hours its properties and operations, (iv) permit, and cause each of its Subsidiaries to permit, the Bank to discuss its business, operations and financial condition with its officers and its independent accountants, and (v) maintain, and cause each of its Subsidiaries to maintain all material books and records and all collateral described in the Security Agreements only at the headquarters office of the Borrower.
     5.8 Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, insurance policies to such extent and against such hazards and liabilities as in effect on the date hereof and as otherwise may be required by the Bank or by law or as may be customarily maintained by prudent companies similarly situated.
     5.9 Taxes and Liabilities. Pay, and cause each of its Subsidiaries to pay, when due all material taxes, assessments and other material liabilities except as contested in good faith and by appropriate proceedings with respect to which reserves have been established, and are being maintained, in accordance with GAAP except where failure to pay would not have a Material Adverse Effect.
     5.10 Employee Benefit Plans. Maintain, and cause each of its Subsidiaries to maintain, each Plan and Welfare Plan in compliance in all material respects with all applicable Requirements of Law except where failure to so comply would not have a Material Adverse Effect.
     5.11 Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, (i) with all federal and local laws, rules and regulations related to its businesses, and (ii) with all Contractual Obligations binding upon such entity, except in each case where failure to so comply would not in the aggregate have a Material Adverse Effect.
     5.12 Conduct of Business. Engage, and cause each Material Subsidiary to engage, in insurance business and related activities in all material respects (including without limitation lines of insurance underwritten) the same as presently engaged in.
     5.13 Costs and Expenses. (a) Regardless of whether any Loan may be extended, the Borrower agrees to pay from time to time on demand all reasonable costs and expenses of the Bank in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered thereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and Bank meetings) transportation, computer, duplication, appraisal, consultant, filing, and audit expenses and (B) the fees and expenses of counsel for the Bank with respect thereto and with respect to advising the Bank as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Bank (including, without limitation, counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Bank in connection with the enforcement of rights under this Section 5.13.
     5.14 Depository Accounts. The Borrower shall establish a depository account at the Bank.
ARTICLE VI
NEGATIVE COVENANTS
     6 Negative Covenants. So long as any Advance shall remain unpaid or the commitment to make any Advance remains in effect, the Borrower will and will cause each of its Subsidiaries, as applicable, to:
     6.1 Mergers, Consolidations and Sales. Without the Bank’s written consent, Borrower shall not, and not permit any of its Subsidiaries to, (i) merge or consolidate, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person (other than a newly formed Subsidiary or the acquisition of a Subsidiary which complies with clause (B) of this Section 6.1 or the acquisition of shares of a Subsidiary held by minority shareholders), or (ii) in the case of any Subsidiary, issue capital stock to any person other than the Borrower, or (iii) sell, transfer, pledge, convey, repurchase, retire (except as required by applicable law) or otherwise grant an interest in any capital stock, or (iv) sell, transfer, pledge, convey, lease or otherwise convey an interest in all or any substantial part of its assets (including without limitation the capital stock of Subsidiaries) other than any sale, transfer, conveyance or lease in the ordinary course of business or any sale or assignment of receivables; except for (A) any such merger or consolidation of any direct wholly owned Subsidiary of the Borrower into, with or to Borrower or any other direct wholly owned Subsidiary, (B) purchases or acquisitions which otherwise comply with the terms hereof provided (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) the purchase price for any single purchase or acquisition does not exceed 10% of Net Worth minus all amounts which in accordance with GAAP would be characterized as intangible assets (including goodwill) as of the date of such purchase or acquisition (calculated on a pro forma basis giving effect to such acquisition or purchase) and (z) the aggregate purchase price of all purchases and acquisitions after the Effective Date does not exceed 20% of Net Worth minus all amounts which in accordance with GAAP would be characterized as intangible assets (including goodwill) and (C) sales of assets and capital stock of Subsidiaries that are not Material Subsidiaries, provided that as to (A), (B) and (C) above, no Default or Event of Default has occurred and is continuing.
     6.2 Other Agreements. Not, and not permit any of its Subsidiaries to, enter into any agreement containing any provision which would be materially violated or materially breached by the performance of obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.
     6.3 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist, directly or indirectly, any arrangement, transaction or contract with any of its Affiliates unless such arrangement, transaction or contract is on an arm’s length basis; provided that (i) transactions between the Borrower and any wholly-owned Subsidiary of the Borrower, or between any wholly-owned Subsidiaries of the Borrower, and (ii) investments described in clause (i) of the definition of “Permitted Investments” shall be excluded from the restrictions set forth in this Section 6.3.
     6.4 Liens. Not create or permit to exist any Lien on any assets of the Borrower (including, without limitation, the capital stock of the Subsidiaries) or any of the Borrower’s Subsidiaries, now or hereafter existing or acquired, or on the capital stock of any of the Borrower’s Subsidiaries, except the following: (A) Liens for current taxes not delinquent or for taxes being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP, (B) easements, party wall agreements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary course of the business of the Borrower and its Subsidiaries taken as a whole; (C) Liens in connection with the acquisition of fixed assets after the date hereof and attaching only to the property being acquired, (D) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits and Liens pursuant to letters of credit or other security arrangements in connection with such insurance or benefits, (E) mechanics’, workers’, materialmen’s, landlord liens and other like Liens for amounts payable by the Borrower or its Subsidiaries, arising in the ordinary course of business in respect of obligations which are not delinquent or which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP, (F) Permitted Liens in effect on the date hereof; (G) attachments, judgments and other similar Liens for sums payable by the Borrower or its Subsidiaries not exceeding $50,000 in the aggregate at any one time; (H) attachments, judgments and other similar Liens for sums exceeding the $50,000 limit described in clause (G), the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith and by appropriate proceedings and have been bonded off; and (I) Liens pursuant to the Loan Documents.
     6.5 Restrictions on Negative Pledge Agreements. Not, and not permit any of its Subsidiaries to, enter into or assume any agreement, other than any Loan Document, that places any restrictions upon the right of the Borrower or any of its Subsidiaries to sell, pledge or otherwise dispose of any material portion of its properties now owned or hereafter acquired, provided, however, the foregoing restriction shall not apply to Hiland Partners, LP or any of its subsidiaries.
     6.6 No Amendment of Certain Documents. Not enter into or permit any amendment, modification or waiver of or supplement to the Organization Documents that would (i) create or amend redemption provisions applicable to the Borrower’s capital units to provide for mandatory redemption or redemption at the option of the holder prior to the repayment of the Loans, or (ii) in any other manner be materially adverse to the interests of the Bank.
     6.7 Subsidiaries. Not permit any Subsidiaries to (i) expend cash other than in the ordinary course of operations (including payment of claims) and loans to the Borrower during any Fiscal Year of the Borrower in excess of $500,000; or (ii) enter into, or cause, suffer or permit to exist, directly or indirectly, any arrangement, transaction (other than loans to Borrower permitted under (i)) or contract unless such arrangement, transaction or contract (A) is on an arm’s length basis, and (B) shall not be in connection with the making of any loans or advances or the issuance of any guarantees to or for the benefit of any Affiliate or otherwise; provided, however, this Section 6.7 shall not affect any Subsidiaries’ ability to declare and pay dividends to the Borrower.
ARTICLE VII
EVENTS OF DEFAULT
     7.1 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) Default shall be made in the payment by Borrower when due of any installment of principal or interest under this Agreement, the Note, any Obligation, or any Fee, or the principal balance due under the Loan exceeds the Pledged Collateral Market Value;
     (b) An Event of Default as defined in any Loan Document shall have occurred;
     (c) Default shall be made by the Borrower in the due observance or performance of any of its obligations, covenants or agreements contained in any of the Loan Documents;
     (d) Any representation or warranty made by the Borrower in any of the Loan Documents proves to have been untrue in any material respect or any representation, statement (including Financial Statements), certificate or data furnished or made to the Bank in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

     (e) Default shall be made by the Borrower or any Subsidiary (as principal or other surety) in the payment or performance of any bond, debenture, note or other evidence of indebtedness or under any credit agreement, loan agreement, indenture, promissory note or similar agreement or instrument executed in connection with any of the foregoing, and such default would cause a Material Adverse Effect and shall remain unremedied beyond the applicable grace period, if any, with respect thereto and such default is not being Contested in Good Faith by the Borrower or the Subsidiary;
     (f) The Borrower shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding concerning the Borrower, (iii) make a general assignment for the benefit of creditors, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;
     (g) An order, judgment or decree shall be entered against the Borrower by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian or liquidator of it or all or any substantial part of its assets and such order, judgment or decree shall not be dismissed or stayed within sixty (60) days after the issuance and entry thereof;
     (h) The levy against any material portion of the property of the Borrower or any execution, garnishment, attachment, sequestration or other writ or similar proceeding which is not permanently dismissed or discharged within 30 days after the levy and which could reasonably be expected to have a Material Adverse Effect;
     (i) A final and non-appealable order, judgment or decree with respect to the Collateral, unless such claim, litigation or expenditure with respect to other property of the Borrower would not cause a Material Adverse Effect, shall be entered against the Borrower for money damages and/or Indebtedness in an amount in excess of $500,000 which is not otherwise covered by insurance for 100% of the judgment in excess of $500,000 and such order, judgment or decree shall not be paid, dismissed or the execution thereof stayed within 60 days;
     (j) Any charges are filed or any other action or proceeding is instituted by any Governmental Authority against the Borrower under the Racketeering Influence and Corrupt Organizations Statute (18 U.S.C. § 1961 et seq. the result of which could be the forfeiture or transfer of any material property of the Borrower subject to a lien in favor of the Bank without (i) satisfaction or provision for satisfaction of such Lien, or (ii) such forfeiture or transfer of such property being expressly made subject to such Lien;
     (k) The Borrower shall have (i) concealed, removed or diverted, or permitted to be concealed, removed or diverted, any part of its property, with intent to hinder, delay or defraud its creditors or any of them; (ii) made or suffered a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar Law; (iii) made any transfer of its property to or for the benefit of a creditor at a time when other creditors, similarly situated have not been paid with the intent to hinder, delay or defraud its creditors or any of them; or (iv) shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or distraint which is not vacated within 30 days from the date thereof;
     (l) Any Security Instrument shall for any reason not, or cease to, create valid and perfected first-priority Liens against the Pledged Collateral covered thereby;
     (m) A contribution failure occurs with respect to any Plan sufficient to give rise to a Lien against the Borrower or any of its Subsidiaries under section 302(f)(1) of ERISA (as in effect on the

Effective Date) or withdrawal by one or more companies in the Controlled Group from one or more Multiemployer Plans to which it or they have an obligation to contribute and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal or withdrawals (including any outstanding withdrawal liability that the Controlled Group has incurred on the date of such withdrawal) is $100,000 or more;
     (n) Any change is made in applicable Law that restricts the authority of any Subsidiary to issue dividends which restriction is reasonably likely to have a Material Adverse Effect on the ability of the Borrower to perform its obligations hereunder; or
     (o) A default or event of default shall have occurred and be continuing in any other agreement between the Borrower or any Affiliate of Borrower as obligor and the Bank as obligee; or then, and in any such event, the Bank (i) by notice to the Borrower, may declare the obligation to make Advances and/or Loans to be terminated, whereupon the same shall forthwith terminate, and (ii) by notice to the Borrower, may declare the Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the United States Bankruptcy Code, (A) the obligation of the Bank to make Advances and/or Loans shall automatically be terminated and (B) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. In addition, if any Event of Default has occurred and is continuing, the Bank may exercise any of its rights provided in the Pledge Agreement, the Guaranties, the Security Agreements, the Assignment Agreement and each other Loan Document or available under the Uniform Commercial Code or other applicable Laws. Without limitation, the Bank may appoint a receiver or trustee to assume control over all or any part of the business or assets of the Borrower or any of its Subsidiaries (subject only to any restrictions that may be imposed by the Authority).
     (p) The dissolution or loss of legal existence of the Borrower;
     (r) A Change in Control shall occur; or
     (s) The Hiland Common Units cease to be publicly traded.
     7.2 Remedies.
     (a) Upon the occurrence of an Event of Default specified in Subsection 7.1(a), upon ten (10) days’ written notice, all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower. Nothing contained in this Section 7.2 shall be construed to limit or amend in any way the Events of Default enumerated in the Note, or any other Loan Documents executed in connection with the transaction contemplated herein.
     Upon the occurrence and during the continuance of any Event of Default under Subsection 7.1(a), the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) of the Borrower to the extent held by the Bank to or for the account of the Borrower against any and all of the Indebtedness of the Borrower under the Note, irrespective of whether or not the Bank shall have made any demand under the Security Instruments, including this Agreement or the Note and although such Indebtedness may be unmatured. Any amount setoff by the Bank shall be applied against the Indebtedness owed the Bank by the Borrower pursuant to this Agreement and the Note. The Bank agrees promptly to notify the Borrower, after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Bank under this Section 7.2 are in addition to other rights and remedies (including, without limitation, other rights of set-off which the Bank may have). Within five (5) Business Days after any such set-off or appropriation by the Bank, the Bank shall give the Borrower written notice thereof. However, a failure to give such notice will not affect the validity of the set-off or appropriation.
     (b) Upon the occurrence of any Event of Default, other than those specified in Subsection 7.1(a), the Borrower shall have thirty (30) days after receiving written notification of the Event of Default to cure such Default but, during such cure period, the Bank will not, as a result of such Default, accelerate the Note or exercise any of its rights pursuant to the Loan Documents, and notwithstanding Section 7.1, such Default will not constitute an “Event of Default”, unless such Default is not remedied to the reasonable satisfaction of Bank within 30 days after the Borrower’s receipt of such written notification. In the event the Borrower shall fail to effectuate such a cure, the Bank may declare all Obligations immediately due and payable, without presentment, demand, protest, notice of protest, default or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by the Borrower, and in such event, the Bank is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to setoff and apply any and all deposits (general or special, time or demand, provisional or final) held by the Bank containing funds of the Borrower to the extent of the Obligations.
     (c) Subject to the provisions of this Agreement, upon the occurrence of any Event of Default, which is not cured within any applicable cure period, the Bank may, in addition to the foregoing, exercise any or all of its rights and remedies provided by Law or pursuant to the Loan Documents.
ARTICLE VIIi
MISCELLANEOUS
     9.1 Transfers and Participations. The Bank may, at any time, sell, transfer, assign or grant participations in the Obligations or any portion thereof; and the Bank may forward to each transferee and each prospective transferee all documents and information relating to such Obligations, whether furnished by the Borrower or otherwise obtained, as the Bank determines necessary or desirable so long as responsibility, administrative or otherwise, for the Loan remains with the Bank. The Borrower agrees that each transferee, regardless of the nature of any transfer to it, may exercise all rights (including, without limitation, rights of set-off) with respect to the Obligations held by it as fully as if such transferee were the direct holder thereof, subject to any agreements between such transferee and the transferor to such transferee. The Bank agrees that each such transferee shall assume all of the obligations of the Bank pursuant to the Loan Documents.
     9.2 Survival of Representations Warranties and Covenants. All representations and warranties of the Borrower and all covenants and agreements herein made shall survive the execution and delivery of this Agreement, the Note and the Security Instruments and shall remain in force and effect so long as any Obligation is outstanding.
     9.3 Notices and Other Communications. Except as to verbal notices expressly authorized herein, which verbal notices shall be confirmed in writing, all notices, requests and communications hereunder shall be in writing (including by telegraph or telecopy). Unless otherwise expressly provided herein, any such notice, request, demand or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of overnight courier service when delivered to the courier service, when receipt thereof is addressed as follows:
(a)	If to the Bank, to:

Coppermark Bank 3333 N.W. Expressway P.O. Box 25676

Oklahoma City, OK 73125-0676 Attn: Chris Mostek, Vice President Fax (405) 858-8118

(b)	If to the Borrower, to:

Hiland Holdings GP, LP P.O. Box 5103 Enid, Oklahoma 73702-5103 Attn: Chief Financial Officer Fax (580) 616-2080
Any party may, by proper written notice hereunder to the other, change the individuals or addresses to which such notices to it shall thereafter be sent.
     9.4 Parties in Interest. Subject to applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of the Borrower or the Bank shall be binding upon and inure to the benefit of the Borrower or the Bank, as the case may be, and their respective heirs, legal representatives, successors and assigns.
     9.5 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Bank, the Borrower. No other Person shall, have any right, benefit, priority or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms, and any or all of such provisions may be freely waived in whole or in part by the Bank at any time if in its sole discretion it deems it advisable to do so.
     9.6 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.
     9.7 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.
     9.8 Renewals and Extensions. All provisions of this Agreement relating to the Note shall apply with equal force and effect to each promissory note hereafter executed or issued which in whole or in part represents a renewal or extension of any part of the Obligations of the Borrower under this Agreement, the Note, or any other Loan Document.
     9.9 No Waiver; Rights Cumulative. No course of dealing on the part of the Bank, its officers or employees, nor any failure or delay by the Bank with respect to exercising any of its rights under any Loan Document shall operate as a waiver thereof. The rights of the Bank under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
     9.10 Incorporation of Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.
     9.11 Survival Upon Unenforceability. In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.

     9.12 Amendments or Modifications. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.
     9.13 Controlling Provision Upon Conflict. In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.
     9.14 Time of Essence. Time is of the essence of this Agreement and of each provision hereof.
     9.15 Disposition of Collateral. Notwithstanding any term or provision, express or implied, in any of the Security Instruments, the realization, liquidation, foreclosure or any other disposition on or of any or all of the Collateral shall be in the order and manner and determined in the sole discretion of the Bank; provided however, that in no event shall the Bank violate applicable Law or exercise rights and remedies other than those provided in such Security Instruments or otherwise existing at Law or in equity.
     9.16 Lack of Relationship. The relationship between the Borrower and the Bank is, and shall at all times remain, solely that of borrower and lender, and Bank neither undertakes nor assumes any responsibility or duty to the Borrower to review, inspect, supervise, pass judgment upon, or inform the Borrower of any matter in connection with any phase of the Borrower’s business, operations, or condition, financial or otherwise. Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment, or information supplied to the Borrower by the Bank in connection with any such matter is for the protection of the Bank, and neither the Borrower nor any third party are entitled to rely thereon.
     9.17 GOVERNING LAW. THIS AGREEMENT AND THE LOAN DOCUMENTS SHALL BE DEEMED TO BE MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE STATE OF OKLAHOMA AND THE SUBSTANTIVE LAWS OF SUCH STATE AND THE APPLICABLE FEDERAL LAWS OF THE UNITED STATES OF AMERICA IN THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THIS AGREEMENT AND THE LOAN DOCUMENTS, EXCEPT TO THE EXTENT THAT THE LAWS OF ANY JURISDICTION WHERE COLLATERAL IS LOCATED REQUIRE APPLICATION OF SUCH LAWS WITH RESPECT TO SUCH COLLATERAL.
     9.18 JURISDICTION AND VENUE. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION IN COURTS HAVING SITUS IN OKLAHOMA CITY, OKLAHOMA COUNTY,OKLAHOMA FOR ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND HEREBY WAIVE ANY RIGHTS TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT BY THE BANK IN ACCORDANCE WITH THIS SECTION.
     9.19 NO DAMAGES. THE BORROWER CONFIRMS AND ACKNOWLEDGES THAT IT DOES NOT HAVE, AND IS NOT AWARE OF, ANY CLAIMS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES OR LOSSES OF ANY KIND OR NATURE BY REASON OF OR ARISING OUT OF ANY ACT, OCCURRENCE, TRANSACTION, OR OMISSION OF THE BANK IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR WITH THE LOAN DOCUMENTS. THE BANK SHALL NOT BE LIABLE TO THE BORROWER (WHETHER IN CONTRACT, TORT, OR OTHERWISE) FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, OR EXEMPLARY DAMAGES, HOWEVER ARISING, FOR ANY OTHER ACTION TAKEN OR OMITTED WITH RESPECT TO THIS AGREEMENT OR THE LOAN DOCUMENTS.
     9.20 WAIVER OF RIGHTS TO JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, AND AS SEPARATELY BARGAINED-FOR CONSIDERATION TO THE BANK, THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING

TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, THE NOTE, THE PLEDGE AGREEMENT, OR ANY OTHER LOAN DOCUMENT, OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT TO THE FOREGOING LOAN DOCUMENTS OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH OR RELATING THERETO, OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
     9.21 Entire Agreement. This Agreement constitutes the entire Agreement among the parties hereto with respect to the parties hereof and shall supersede any prior agreement between the parties hereto, whether written or oral, relating to the subject hereof. Furthermore, in this regard, this written Agreement and the other written Loan Documents represent, collectively, the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten agreements between the parties.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Hiland Holdings GP, LP a Delaware limited partnership
By:	Hiland Partners GP Holdings, LLC,
a Delaware limited liability company
its general partner

By:	/s/ Matthew S. Harrison
Matthew S. Harrison
Vice President-Finance, Chief Financial Officer and Secretary

Coppermark Bank
By:	/s/ Chris Mostek
Chris Mostek, Vice President

Schedule 1.1
Existing Indebtedness

Accounts payable

Note payable to Security National Bank	$3,000,000

Schedule 4.5
Liabilities

Accounts payable	$579,468

Note payable to Security National Bank	$3,000,000
Litigation
     Three putative unitholder class action lawsuits have been filed relating to the Hiland Partners Merger and the Hiland Holdings Merger. These lawsuits are as follows: (i) Robert Pasternack v. Hiland Partners, LP et al., In the Court of Chancery of the State of Delaware, Civil Action No. 4397-VCS; (ii) Andrew Jones v. Hiland Partners, LP et al., In the Court of Chancery of the State of Delaware, Civil Action No. 4558-VCS; and (iii) Arthur G. Rosenberg v. Hiland Partners, LP et al., In the District Court of Garfield County, State of Oklahoma, Case No. C3-09-211-02. The lawsuits name as defendants the Partnership, Hiland Partners, the general partner of each of the Partnership and Hiland Partners, and the members of the board of directors of each of the Partnership and Hiland Partners. The lawsuits challenge both the Hiland Partners Merger and the Hiland Holdings Merger. The lawsuits allege claims of breach of the Partnership Agreement and breach of fiduciary duty on behalf of (i) a purported class of common unitholders of the Partnership and (ii) a purported class of our common unitholders of Hiland Partners.
     On July 10, 2009, the court in which the Oklahoma case is pending granted our motion to stay the Oklahoma lawsuit in favor of the Delaware lawsuits. On July 31, 2009, the plaintiff in the first-filed Delaware case (Pasternack) filed an Amended Class Action Complaint and a motion to enjoin the mergers. This Amended Class Action Complaint alleges, among other things, that (i) the original consideration and revised consideration offered by the Hamm Parties is unfair and inadequate, (ii) the members of the conflicts committees of the general partner of each of the Partnership and Hiland Partners that were charged with reviewing the proposals and making a recommendation to each committee’s respective board of directors lacked any meaningful independence, (iii) the defendants acted in bad faith in recommending and approving the Hiland Partners Merger or the Hiland Holdings Merger, and (iv) the disclosures in the Preliminary Proxy Statement filed by the Partnership and Hiland Partners are materially misleading. The Pasternack plaintiff seeks to preliminarily enjoin the defendants from proceeding with or consummating the mergers and seeks an order requiring defendants to supplement the Preliminary Proxy Statement with certain information. On August 13, 2009, the Partnership, Hiland Partners and certain individual defendants moved to dismiss the claims added in the July 31, 2009 Amended Class Action Complaint. The plaintiffs moved to expedite proceedings on September 4, 2009. On September 4, 2009, the plaintiffs filed a motion to expedite the proceedings. On September 9, 2009, the Delaware Chancery Court requested that the defendants file a response to plaintiffs’ motion that same day and set a hearing on plaintiffs’ motion for September 11, 2009. Defendants responded to plaintiffs’ motion as ordered by the Court, and, following the hearing on September 11, 2009, plaintiffs’ motion to expedite the proceedings was denied.
     We cannot predict the outcome of these lawsuits, or others, nor can we predict the amount of time and expense that will be required to resolve the lawsuits.

Schedule 4.15
Permitted Liens
NONE

Schedule 4.18
Litigation/Contingent Matters
     Three putative unitholder class action lawsuits have been filed relating to the Hiland Partners Merger and the Hiland Holdings Merger. These lawsuits are as follows: (i) Robert Pasternack v. Hiland Partners, LP et al., In the Court of Chancery of the State of Delaware, Civil Action No. 4397-VCS; (ii) Andrew Jones v. Hiland Partners, LP et al., In the Court of Chancery of the State of Delaware, Civil Action No. 4558-VCS; and (iii) Arthur G. Rosenberg v. Hiland Partners, LP et al., In the District Court of Garfield County, State of Oklahoma, Case No. C3-09-211-02. The lawsuits name as defendants the Partnership, Hiland Partners, the general partner of each of the Partnership and Hiland Partners, and the members of the board of directors of each of the Partnership and Hiland Partners. The lawsuits challenge both the Hiland Partners Merger and the Hiland Holdings Merger. The lawsuits allege claims of breach of the Partnership Agreement and breach of fiduciary duty on behalf of (i) a purported class of common unitholders of the Partnership and (ii) a purported class of our common unitholders of Hiland Partners.
     On July 10, 2009, the court in which the Oklahoma case is pending granted our motion to stay the Oklahoma lawsuit in favor of the Delaware lawsuits. On July 31, 2009, the plaintiff in the first-filed Delaware case (Pasternack) filed an Amended Class Action Complaint and a motion to enjoin the mergers. This Amended Class Action Complaint alleges, among other things, that (i) the original consideration and revised consideration offered by the Hamm Parties is unfair and inadequate, (ii) the members of the conflicts committees of the general partner of each of the Partnership and Hiland Partners that were charged with reviewing the proposals and making a recommendation to each committee’s respective board of directors lacked any meaningful independence, (iii) the defendants acted in bad faith in recommending and approving the Hiland Partners Merger or the Hiland Holdings Merger, and (iv) the disclosures in the Preliminary Proxy Statement filed by the Partnership and Hiland Partners are materially misleading. The Pasternack plaintiff seeks to preliminarily enjoin the defendants from proceeding with or consummating the mergers and seeks an order requiring defendants to supplement the Preliminary Proxy Statement with certain information. On August 13, 2009, the Partnership, Hiland Partners and certain individual defendants moved to dismiss the claims added in the July 31, 2009 Amended Class Action Complaint. The plaintiffs moved to expedite proceedings on September 4, 2009. On September 4, 2009, the plaintiffs filed a motion to expedite the proceedings. On September 9, 2009, the Delaware Chancery Court requested that the defendants file a response to plaintiffs’ motion that same day and set a hearing on plaintiffs’ motion for September 11, 2009. Defendants responded to plaintiffs’ motion as ordered by the Court, and, following the hearing on September 11, 2009, plaintiffs’ motion to expedite the proceedings was denied.
     We cannot predict the outcome of these lawsuits, or others, nor can we predict the amount of time and expense that will be required to resolve the lawsuits.

Schedule 4.9
Environmental Matters
NONE

Schedule 4.21
Taxes
NONE